EXHIBIT 99.2

Nixxy’s Auralink AI Enters Multi-Billion Dollar Telecom and Data Sectors

•	Enters a Fast-Growing Business Sector with a Primary $15 Billion TAM and 19% CAGRs
•	Expects its Disruptive Digital Telecom Software and Services Business Revenue to Accelerate in 2025 and Beyond
•	Company Initially Targets $5 Million Monthly Revenue Run Rate for Q2 and $10 Million Monthly Revenue Run Rate in Q3

NEW YORK, NY – February 21, 2025 – Nixxy (NASDAQ: NIXX) (“the Company”), today announced it is entering into the multi-billion dollar telecommunications and data sectors and has completed an asset purchase of state-of-the-art AI integration, billing, Unified Communications, and Contact Center software and systems with related intellectual property (the “Assets”).

In line with the company’s mandate to utilize technology to create efficiencies in fragmented and technology-overlooked sectors, Nixxy identified and acquired a vertically integrated telecommunications and software platform with a focus on billing systems. The jewel in the platform is the integration of AI into the switching, billing, and customer management elements of the communications and data interconnections. The company will offer these AI services under a newly planned subsidiary, Auralink AI, in Q2 of 2025.

The Company is already preparing to deploy its cutting-edge software and telecommunications assets to harness the power of Generative AI and Large Language Models (LLMs) to revolutionize voice and data services for businesses worldwide.

The Company is confident it can deploy the Assets and produce an accelerating rate of revenue growth and earnings power. In March, Nixxy intends to provide initial financial guidance to the public and analysts for the fiscal year and into 2026, which will be filed with the SEC in compliance with Regulation FD.

Concurrent with the transaction, the Board of Directors has elected Miles Jennings, former CEO and CFO of the Company, as interim CEO. Jennings stated, “We are thrilled to have acquired a strategic technology asset that can generate scalable revenue within an industry that offers potentially limitless upside. We’re actively evaluating several other acquisition targets, some of which may complement our new AI software platform for the telecom industry.”

“Our primary strategy to utilize advanced technology to transform traditional industries came to fruition in unexpected ways and, now, we are in the heart of the advanced digital technologies business,” Jennings added.

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AI-Driven Innovation for Maximum Business Impact and Earnings Power

With business communications getting smarter, faster, and more intuitive, Nixxy is now well-positioned out in front of this massive industry paradigm shift to AI. The Company believes its newly acquired AI platform will allow enterprises across telecommunications, financial services, healthcare, insurance, travel, and hospitality to harness the full potential of AI-powered voice and data services. By seamlessly integrating Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS), businesses globally will be equipped with the intelligence they need to drive exceptional customer experiences and maximize their ROI.

$14.21 Billion TAM: Telecom “Investing Heavily in Revenue Management Solutions”

According to analysts in this Mordor Intelligence research report, the global telecom billing revenue management market was valued at $14.21 billion in 2024, and is expected to grow at a 9.43% CAGR through 2029 to approximately $20.91 billion.

Additional analysis of the Company’s UCaaS and CCaaS addressable markets follows:

Nixxy Digital Telecom UCaaS and CCaaS Total Addressable Markets (TAM)

Grand View Research reports the global unified communication as a service market size was estimated at USD 87.39 billion in 2024 and is expected to grow at a CAGR of 19.8% from 2025 to 2030, reaching $262.6 billion. The growth of the unified communication as a service (UCaaS) market is driven by the increasing demand for efficient and integrated communication solutions among businesses. Organizations are recognizing the need for seamless collaboration tools that enhance productivity and streamline operations, especially in an era marked by remote and hybrid work models. Additionally, the rising emphasis on customer engagement and improved employee collaboration further fuels the demand for UCaaS, as businesses seek to enhance their communication infrastructure to stay competitive in a rapidly evolving marketplace.

The Company expects additional updates in the coming week.

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About NIXXY

Nixxy (NASDAQ: NIXX) is redefining industries through AI-driven transformation and next-generation digital intelligence. By acquiring and modernizing established businesses with breakthrough technology, Nixxy unlocks untapped potential, fuels innovation, and accelerates digital disruption. Our mission is clear: to revolutionize traditional markets and lead the next wave of AI-powered business evolution.

Forward-Looking Statements Disclaimer

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including those regarding the proposed convertible notes offering described in this press release. Words such as ‘anticipates,' ‘believes,' ‘expects,' ‘intends,' ‘plans,' and ‘may,' or similar expressions, are intended to identify forward-looking statements. These statements are based on the Company's current expectations and beliefs and involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, as they involve inherent risks and uncertainties. The Company disclaims any obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact

IR@nixxy.com

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